EXHIBIT 10(b)


                                                       July 8, 2004



PERSONAL AND CONFIDENTIAL

Mr. Steve Woodward
73 DeSilva Island Drive
Mill Valley, CA 94941

Dear Steve,

      It is a pleasure to confirm our discussion offering you the position of Senior Vice President of Merchandising of The Bombay Company, Inc. ("Company" or "Bombay"), effective on or about August 4, 2004 (the "Hire Date"). In this capacity you will report directly to me. Merchandising, Planning & Allocation, Visual Merchandising and Sourcing will report directly to you. You will also participate as a member of our Executive Committee.

      Your annualized base salary will be $300,000. In addition, you will participate in the Company's Executive Bonus Program under which, if Bombay (USA and Canada) achieves its profit plan for fiscal 2004, you will be eligible to receive a prorated bonus. Your targeted fiscal year bonus is $150,000 (50% of base salary). 75% of your targeted bonus will be based on Company profit results and 25% of your target bonus will be based on accomplishment of your personal objectives (MBO's). Bonuses are paid in a lump sum following the end of each fiscal year. For fiscal 2004, you will receive a guaranteed bonus of $18,750.

      You will receive an initial grant of options covering seventy-five thousand (75,000) shares of Bombay stock, which will be priced at the closing price of Bombay stock on your Hire Date. These options shall vest and may be exercised in whole or in part at the rate of 33.33% per year, commencing with the first anniversary of your Hire Date. The options have a term of ten years from the date of grant. Additional grants for you will be considered by the Board at the beginning of fiscal 2005.

      You will also receive an initial grant of twenty-seven thousand five hundred (27,500) shares of restricted stock under the Company's 1996 Long-Term Incentive Stock Plan. These shares shall vest and be delivered according to the following schedule: five thousand five hundred (5,500) shares upon the first anniversary of the Hire Date of this Agreement, eight thousand two hundred fifty (8,250) upon the second anniversary of the Hire Date of this agreement and thirteen thousand seven hundred fifty (13,750) upon the third anniversary of the Hire Date of this agreement. You must be actively employed at the end of each respective anniversary period in order to become vested in these shares for such periods.


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Mr. Woodward
July 8, 2004
Page 2

      Your employment is at-will and may be terminated by the Board of Directors of the Company at any time, with or without cause. However, if you are terminated, not for cause, and subject to your compliance with all terms and conditions of this letter, you are eligible for up to twelve (12) months continuation of base salary. Any severance payments will stop at end of twelve months or upon re-employment, whichever occurs first. During the severance period, you will be eligible for medical, dental and vision coverage through COBRA. The Company will pay the COBRA premiums during the severance period provided you maintain your payroll deduction for this coverage through the severance period.

        You agree that for a period of one (1) year following separation, you will not, without the prior written approval of a majority of the members of the Board of Directors, directly or indirectly seek, solicit or accept for employment or retention as an independent contractor any employees of the Company.

      You recognize and acknowledge you will have access to, and the Company shall provide you with, confidential proprietary information of the Company, including information regarding costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, other business methods, plans for future developments, and other information not readily available to the public, the disclosure of which to third parties would in each case have a material adverse effect on the Company's business operations ("Confidential Information"). You will keep secret, during and after the termination of your employment, all Confidential Information and will not use or disclose Confidential Information to anyone outside of the Company other than in the course of performance of your duties for the Company, except that (i) you shall have no such obligation to the extent Confidential Information is or becomes publicly known other than as a result of your breach of your obligations hereunder, and (ii) you may disclose such matters to the extent required by applicable laws, or governmental regulations or judicial or regulatory processes. You will deliver promptly to the Company on termination of your employment by the Company, or at any other time the Board may so request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company's business that were obtained while employed by, or otherwise serving or acting on behalf of, the Company and that you may then possess or have under your control.

      With respect to relocation, Bombay will pay all reasonable costs of packing and moving your furniture and household effects from your current home to the Fort Worth area and Bombay will pay a real estate commission expense of up to 6% for the sale of your current home. The Company requests that you use a moving company with whom it has a corporate contract. Taxable moving expenses will be grossed up for federal income taxes.




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Mr. Woodward
July 8, 2004
Page 3


Bombay will provide you with temporary corporate housing for up to 90 days while you are in the process of relocating to Fort Worth. You will be provided two round-trip visits from San Francisco to Dallas for you and your wife for purposes of house hunting.

      In the event of a Change of Control, as defined in Exhibit "A," attached hereto, your Restricted Stock shall be delivered to you without any further restriction, and the stock options granted to you shall immediately vest and be exercisable by you commencing on such date of the Change of Control event. This Change of Control agreement does not supersede the above severance agreement and pertains to Change of Control only.

      You are immediately eligible to participate in The Bombay Company 401(k) Savings and Stock Ownership Plan provided your government salary limit for this year has not been reached. Under this plan, the Company currently contributes 100% of up to 3% of your compensation and 50% for the next 2% of compensation (Federal Government salary limit is $205,000). For calendar 2004, you are allowed to contribute a maximum of $13,000 ($16,000 if aged 50 or over), which may be invested in the various options available in the plan.

      You are eligible to participate in the Employee Stock Purchase Program at the next available investment period, January 1, 2005, whereby you may purchase Bombay stock at a 15% discount from the lower fair market value on the first or last day of the period.

      You will be immediately eligible to join our Medical, Dental and Vision Plans. The cost of the plans are shared by the Company and the employee. The premiums are currently tax exempt under a section of the IRS tax code. There is a one-year waiting period for any pre-existing conditions.

      After 90 days of employment you will receive Company paid life insurance equal to 1 1/2 times your compensation at plan with a maximum of $500,000 coverage. Also, after 60 days of employment you will be covered under the Executive Short Term Disability Income Protection Plan, which pays 100% of your salary for a maximum of 13 weeks, and the Executive Long Term Income Protection Plan which pays 60% of your salary up to $25,000 per month for as long as you remain totally disabled up to age 65. If disability begins after age 62, payments would commence on a sliding scale based on your age at time of disability. Your net cost will be limited to the amount of personal income taxes you pay on the Company reimbursement of the premium. .



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Mr. Woodward
July 8, 2004
Page 4




      You will be entitled to four weeks vacation per year, subject to the normal terms of the Company's vacation policy.

      You may remain on the Board of Directors for Illuminations so long as it does not present a conflict of interest due to competition between Bombay and Illuminations of any merchandise products, merchandise strategy and Bombay strategic directions.

      You agree and represent that your acceptance of employment with Bombay as set forth in this letter does not conflict with any prior contract or agreement of employment to which you are a party.

      I look forward to your joining The Bombay Company.   We  are very pleased
that you are considering acceptance of this offer and continued interest in this position and the Company. Please call me if you have any questions.

      For our records and if you accept this offer, I would appreciate your signing and returning one copy of this letter to me at your earliest convenience.

                                           Sincerely yours,


                                           /S/ STEVE FARLEY
                                           Steve Farley
                                           Executive  Vice President, Marketing
                                           & Merchandising


/S/ STEVE C. WOODWARD                      July 8, 2004
Steve C. Woodward                          Date

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                                  EXHIBIT "A"

      A "Change of Control" of the Company, unless otherwise determined by the Board, shall be deemed to have occurred upon the happening of any of the following events:

      (i) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership of 20% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that any acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the
            individuals   and   entities   who   were  the  beneficial  owners,
            respectively, of the Common Stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be, shall not constitute a Change of Control;

      (ii) individuals who, as of January 1, 2004, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

      (iii) approval by the shareholders of the Company of a reorganization, merger or consolidation of the Company, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.
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